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Exhibit 99

                                                                 PR NEWSWIRE


               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE THIRD QUARTER OF FISCAL 2013


Red Bank, N.J. August 13, 2013 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the third quarter of fiscal 2013 which appear below compared with the third quarter of fiscal 2012.


                            3rd Fiscal Qtr.   3rd Fiscal Qtr.    Percentage
                            Ended 7/31/2013   Ended 7/31/2012      Change
                            ---------------   ---------------    ----------
Total Royalties Received      $4,687,351         $5,846,833       -19.83%
Net Income                    $4,456,386         $5,589,094       -20.21%
Distribution per Unit           $0.49              $0.61          -19.67%


The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. The factors determining the amount of gas royalties under the two agreements are shown in the table below comparing the third quarters of fiscal 2013 and 2012. While gas prices and average exchange rates under the Mobil Agreement were higher, they did not offset the impact of the reduction in gas sales. Gas sales under the OEG Agreement were also lower, but higher gas prices and higher average exchange rates more than offset the sales decline.


                            3rd Fiscal Qtr.   3rd Fiscal Qtr.    Percentage
                            Ended 7/31/2013   Ended 7/31/2012      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               8.102             9.140            -11.36%
Gas Prices (Ecents/Kwh)(2)      2.7651            2.6666            + 3.69%
Average Exchange Rate (3)       1.3090            1.2530            + 4.47%
Gas Royalties                 $3,368,452        $3,510,504          - 4.05%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 24.436            26.254            - 6.92%
Gas Prices (Ecents/Kwh)         2.7696            2.5079            +10.44%
Average Exchange Rate           1.3048            1.2488            + 4.48%
Gas Royalties                 $1,457,094        $1,391,324          + 4.73%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers


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Trust expenses for the third quarter of fiscal 2013 decreased 13.08% or
$35,033 to $232,783 in comparison to the prior year's equivalent period. This decline in expenses is due to the reduction in legal costs associated with the termination of litigation in Germany and the reduction in accounting costs associated with the prior completion of the examination of royalty calculations for 2009-2010.

The decrease in total royalty income during the first nine months of fiscal 2013 (as shown in the table below) resulted primarily from lower gas sales under both the Mobil and OEG Agreements and lower gas prices under the Mobil Agreement.

                              Nine Months        Nine Months      Percentage
                            Ended 7/31/2013    Ended 7/31/2012      Change
                            ---------------    ---------------    ----------

Total Royalties Received      $16,531,549        $18,826,729       -12.91%
Net Income                    $15,774,941        $17,930,472       -12.02%
Distribution per Unit            $1.72              $1.95          -11.79%


The previously declared distribution of 49 cents per unit will be paid on
August 28, 2013 to owners of record as of August 16, 2013.   For further
information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.